PRESS RELEASE

                                NOVEMBER 1, 2002


                                             CONTACTS:
                                             Doug Murphy, Dental Resources, Inc.
                                             Tel: 1-800-328-1276




DENTAL RESOURCES, INC. ANNOUNCES SIGNING OF ASSET PURCHASE AGREEMENT

         Minneapolis, November 1, 2002. Dental Resources, Inc., Delano, MN, announced that it signed today an Asset Purchase Agreement with DRIA, LLC, a Minnesota limited liability company, and Mycone Dental Supply, Co., Inc., d/b/a Keystone Industries, a New York corporation. In the Asset Purchase Agreement, DRIA agrees to purchase Dental's assets and assume most of Dental's liabilities for $1.4 million in cash, subject to a post-closing net asset adjustment to the purchase price and subject to customary closing conditions, and Keystone agrees to guaranty DRIA's obligations under the Asset Purchase Agreement. Subject to review by the Securities and Exchange Commission, Dental plans to hold a special meeting of its shareholders to approve the transaction prior to the end of the calendar year.

         Dental is currently engaged in manufacturing and marketing dental related products to dentists, dental clinics, hospitals and dental laboratories. Dental was incorporated in Minnesota in 1976. It became a reporting company in 2000.

         Keystone, located in Cherry Hill, NJ, manufacturers and distributes products for use in the pharmaceutical, dental and cosmetics industries.

         ADDITIONAL INFORMATION

         Dental Resources, Inc. ("Dental") may solicit proxies from its shareholders in connection with the proposed sale of assets to DRIA, LLC. Before distributing forms of proxy to Dental's shareholders in connection with any such solicitation, Dental will file proxy materials (a proxy statement and related documents) with the U.S. Securities and Exchange Commission (the "SEC") containing information regarding the participants in any such solicitation.

         Investors and shareholders are urged to read the proxy materials carefully when they are available. The proxy materials will contain important information about Dental, the proxy solicitation, and related matters. Investors and shareholders will be able to obtain copies of the proxy materials free of charge through the web site maintained by the SEC at http://www.sec.gov.


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         In addition to the proxy materials, Dental has filed annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by Dental at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1.800.SEC.0330 for further information on the hours and locations of the public reference rooms. Dental's filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

         Shareholders and investors may also obtain copies of documents Dental has filed with the SEC free of charge from Dental by requesting them in writing or by telephone at the following address:

                           Dental Resources, Inc.
                           530 South River Street
                           Delano, Minnesota 55328
                           Contact: Doug Murphy, Chief Executive Officer
                           Phone: 1-800-328-1276


                       INFORMATION CONCERNING PARTICIPANTS

         Dental, its directors, executive officers, certain other members of management and employees, agents and nominees may be deemed to be participants in any solicitation of its shareholders. Information concerning Dental's directors, executive officers and certain other employees will be contained in any Proxy Statement filed by Dental in connection with the proposed sale of assets to DRIA, LLC.

            As of November 1, 2002, Dental's officers and directors beneficially owned, as a group, 234,182 shares of Dental common stock, representing approximately 28.8% of the shares outstanding.

         Any proxy statement relating to the special meeting will be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.